Sentinel Omaha
Limited Liability Company

Independent Auditors’ Report

Consolidated Financial Statements
December 31, 2007

SENTINEL OMAHA LIMITED LIABILITY COMPANY

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS' REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED DECEMBER 31, 2007:

Statement of Assets, Liabilities and Members’ Equity	2

Schedule of Investments	3

Statement of Operations	4

Statement of Changes in Members' Equity	5

Statement of Cash Flows	6

Notes to Consolidated Financial Statements	7-12

KPMG LLP
345 Park Avenue
New York, NY 10154

INDEPENDENT AUDITORS’ REPORT

To the Members of
Sentinel Omaha Limited Liability Company

We have audited the accompanying consolidated statement of assets, liabilities and members’ equity of Sentinel Omaha Limited Liability Company and subsidiaries (“the Company”), including the consolidated schedule of investments, as of December 31, 2007, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the period from June 4, 2007 (inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the period from June 4, 2007 (inception) to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
March 11, 2008

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND MEMBERS’ EQUITY

December 31, 2007

ASSETS

Investment in real estate properties, at fair value
(cost - $545,303,933)	$545,303,933

Cash and cash equivalents	11,426,412

Restricted cash	2,802,124

Cash held in escrow by lenders	5,155,875

Prepaid expenses and other assets	1,345,760

Tenant security deposits	150,528

Deferred costs (net of accumulated amortization of $151,174)	3,728,327

Total assets	$569,912,959

LIABILITIES AND MEMBERS' EQUITY

Mortgage notes, bonds and credit facilities payable
(Cost - $433,934,548)	$435,621,232

Accounts payable and accrued expenses	9,079,931

Prepaid rent	439,684

Tenant security deposits payable	1,167,987

Deferred revenue	195,018

Due to Manager	210,399

Total liabilities	446,714,251

Members’ equity	123,198,708

Total liabilities and members’ equity	$569,912,959

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2007

As of December 31, 2007, the Company owned the following real estate properties:

                                                                                              NUMBER                  PURCHASE              HISTORICAL                 FAIR
PROPERTY                                                                                                                       LOCATION                OF UNITS             ALLOCATION(1)               COST (2)                 VALUE (3)
Residential:

Arbor Hill	Antinoch, TN	548	$32,320,781	$32,427,120	$32,427,120
Arbors of Dublin	Dublin,OH	288	16,771,849	16,889,925	16,889,925
Bluff Ridge	Jacksonville,NC	108	8,434,421	8,507,511	8,507,511
Brentwood Oaks	Nashville, TN	262	20,256,609	20,434,400	20,434,400
Coral Point	Mesa, AZ	337	24,798,298	24,921,195	24,921,195
Cornerstone Apartments	Independence, MO	420	36,183,516	36,269,115	36,269,115
Covey at Fox Valley	Aurora, IL	216	23,511,386	23,801,660	23,801,660
Elliot’s Crossing	Tempe, AZ	247	19,638,653	19,745,595	19,745,595
Fox Hollow	High Point, NC	184	7,764,467	7,855,676	7,855,676
Greenbriar	Tulsa, OK	120	4,289,706	4,356,164	4,356,164
Greenhouse Apartments	Omaha, NE	128	17,586,793	17,655,998	17,655,998
Highland Park Apartments	Reynoldsburg, OH	252	11,347,222	11,480,610	11,480,610
The Hunt	Oklahoma City, OK	216	9,597,342	9,710,390	9,710,390
Hunts View Apartments	Greensboro, NC	240	14,026,038	14,098,544	14,098,544
Jackson Park Place I	Fresno, CA	296	31,633,829	31,774,544	31,774,544
Jackson Park Place II	Fresno, CA	80	11,999,177	12,073,267	12,073,267
Lakes of Northdale	Tampa, FL	216	17,127,825	17,215,998	17,215,998
Littlestone at Village Green	Gallatin, TN	200	14,598,998	14,666,274	14,666,274
Misty Springs	Daytona Beach, FL	128	9,131,372	9,193,000	9,193,000
Monticello	Southfield, MI	106	6,099,581	6,160,761	6,160,761
Morganton Place	Fayetteville, NC	280	18,885,703	18,996,499	18,996,499
Oakhurst Apartments	Ocala, FL	214	17,388,805	17,457,909	17,457,909
Oakwell Farms	Hermitage, TN	414	28,050,074	28,173,517	28,173,517
Shelby Heights	Bristol, TN	100	5,344,633	5,438,856	5,438,856
The Park at Countryside	Port Orange, FL	120	9,243,364	9,326,142	9,326,142
The Ponds at Georgetown	Ann Arbor, MI	134	8,749,399	8,830,719	8,830,719
The Reserve at Wescott	Summerville, SC	192	16,236,884	16,305,218	16,305,218
The Reserve at Wescott II	Summerville, SC	96	5,999,588	8,749,069	8,749,069
Tregaron Oaks	Bellvue, NE	300	18,452,733	18,860,041	18,860,041
Village at Cliffdale	Fayetteville, NC	356	23,726,370	23,834,102	23,834,102
Waterman’s Crossing	Newport News, VA	260	29,897,946	30,006,130	30,006,130
Woodberry Apartments	Asheville, NC	168	11,899,182	11,988,540	11,988,540

Subtotal		7,226	530,992,544	537,204,489	537,204,489

Commercial:

The Exchange at Palm Bay	Palm Bay, FL	72,007 SF	8,099,444	8,099,444	8,099,444

Total			$539,091,988	$545,303,933	$545,303,933

(1)	Purchase price allocation is based on fair value as determined by the Manager on September 18, 2007 at time that APRO was acquired.
(2)	Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2007.
(3)	Fair value is estimated to equal the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2007.

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS

Period from June 4, 2007 (Inception) to December 31, 2007

OPERATING REVENUES:

Base rent	$16,013,289
Other rental income	1,092,062

Total operating revenues	17,105,351

OPERATING EXPENSES:

Repairs and maintenance	1,774,943
Payroll and related costs	1,691,247
Real property taxes	1,625,911
Utilities	963,595
Property management fees	769,739
General and administrative	609,836
Insurance	543,025
Advertising	297,998

Total operating expenses	8,276,294

INCOME FROM OPERATIONS	8,829,057

OTHER INCOME (EXPENSE):

Interest on mortgage notes, bonds and credit facilities payable	(7,868,406)
Amortization of deferred financing costs	(151,174)
Professional fees	(200,000)
Interest income	580,137

INCOME BEFORE NET UNREALIZED DEPRECIATION AND
REALIZED LOSS ON SALE	1,189,614

Net unrealized depreciation on fair value of mortgage notes and bonds	(1,686,684)
Net unrealized depreciation of interest rate cap and swap agreements	(273,560)
Realized loss on sale of securities	(30,662)

NET INVESTMENT LOSS	$(801,292)

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

Period from June 4, 2007 (Inception) to December 31, 2007

                                                                                                                                                                                              Member I                Member II                      Member III                         Total

Contributions	$43,400,000	$43,400,000	$37,200,000	$124,000,000

Income before unrealized depreciation
and realized loss on sale	416,365	416,365	356,884	1,189,614

Net unrealized depreciation on fair value
of mortgage notes and bonds	(590,339)	(590,339)	(506,006)	(1,686,684)

Net unrealized depreciation of interest
rate cap and swap agreements	(95,746)	(95,746)	(82,068)	(273,560)

Realized loss on sale of securities	(10,732)	(10,732)	(9,198)	(30,662)

Members’ equity 12/31/07	$43,119,548	$43,119,548	$36,959,612	$123,198,708

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

Period from June 4, 2007 (Inception) to December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net investment loss	$(801,292)
Adjustments to reconcile net investment loss to
net cash provided by operating activities:
Net unrealized depreciation on fair value of mortgage notes and bonds	1,686,684
Net unrealized depreciation of interest rate cap and swap agreements	273,560
Realized loss on sale of securities	30,662
Amortization of deferred financing costs	151,174
Changes in operating assets and liabilities:
Decrease in cash held by lenders in escrow	793,099
Increase in prepaid expenses and other assets	(202,388)
Increase in accounts payable and accrued expenses	2,942,050
Increase in due to Manager	210,399
Decrease in deferred revenue	(8,938)
Decrease in prepaid rent	(1,580,730)
Decrease in tenant security deposits payable	(8,242)

Net cash provided by operating activities	3,486,038

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of real estate company, net of cash acquired	(275,913,108)
Capital additions to real estate properties	(6,211,945)
Increase in restricted cash	(833,541)
Proceeds from sale of securities and redemption of GNMAs	18,185,793

Net cash used in investing activities	(264,772,801)

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments of mortgage notes, bonds and credit facilities	(63,527,065)
Proceeds from mortgage notes, bonds and credit facilities	216,119,741
Capital contributions	124,000,000
Payment of deferred financing costs	(3,879,501)

Net cash provided by financing activities	272,713,175

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,426,412

CASH AND CASH EQUIVALENTS, beginning of period	0

CASH AND CASH EQUIVALENTS, end of period	$11,426,412

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest	$6,186,279

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Period from June 4, 2007 (Inception) to December 31, 2007

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc.  Sentoma, LLC (the “Manager”), an affiliate of each of the members, serves as the manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests.  The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the Members.

The Members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager.  In addition, no Member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                a. Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  The Company carries its investments and certain liabilities at fair value.

The Company acquired America First Apartment Investors, Inc. (“APRO”) through Sentinel White Plains, a wholly owned limited liability company, on September 18, 2007.  Sentinel White Plains holds the assets and liabilities of the properties formerly owned by APRO through wholly owned single asset limited partnerships or limited liability companies.  The financial statements of these subsidiaries are consolidated with those of the Company. All transactions between the Company and these subsidiaries have been eliminated.

The total cost to purchase the stock of APRO was $290,844,255, which has been allocated among the assets acquired and liabilities assumed at fair value on the date of purchase, as follows:

Investments in real estate, at fair value	$539,091,988
Cash	14,931,147
Short term investments and marketable securities	18,225,202
Other current assets	9,677,428
Mortgage notes, bonds and credit facilities payable	(281,341,872)
Tenant security deposits and other liabilities	(9,739,638)

Total cost	$290,844,255

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Significant items subject to such estimates and assumptions include the fair value of real estate owned, fair value of mortgage notes, bonds and credit facilities, and fair value of derivatives.   Actual results could differ from those estimates.

        b. Real Estate Property Valuation - Investment in real estate properties is reported at fair value.   At the time APRO was acquired, each property was recorded at the fair value as determined by the Manager.  At December 31, 2007, the fair value of the investment in real estate approximates the fair value at the acquisition on September 18, 2007 plus capital improvements through December 31, 2007.  No provision is made for depreciation of the historical cost of the real estate properties; however the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including, among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change, and such changes may be material to the fair value presented.

Repair and maintenance costs are expensed as incurred.

c.      Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at time of purchase are considered to be cash equivalents.

d.      Restricted Cash – Includes restricted deposits in conjunction with the company’s debt agreements and interest rate swap agreements.

e.      Deferred Costs – Costs incurred to obtain debt financing are amortized using the straight-line method over the terms of the related mortgage notes or other debt agreements.

f.      Derivative Financial Instruments – To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to market, based on values provided by the counterparties,  through the statement of operations.

g.      Mortgage notes, bonds and credit facilities payable – Mortgage notes and bonds payable owed by the Company and its subsidiaries are reported at fair value as determined by discounting future payments required under the terms of the obligations at rates currently available to the Company for debt with similar maturities, terms and underlying collateral.  At the time APRO was acquired, each mortgage or bond liability was recorded at the fair value as determined by the aforementioned procedure.  The difference between the value at acquisition and December 31, 2007 is reflected as a component of earnings in the net change in value of mortgages notes and bonds payable section of the accompanying Consolidated Statement of Operations.  The unsecured credit facility is carried at amortized cost.

h.      Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases.

i.      Income Taxes – There is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company.

j.      New Accounting Pronouncements – In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with the Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.  FIN 48 creates a two step approach for evaluating uncertain tax provisions.  Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination.  Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement.  De-recognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.  FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of the tax positions, and it has expanded disclosure requirements.  FIN 48 is effective for nonpublic entities for fiscal years beginning after December 15, 2007, in which the impact of adoption should be accounted for a cumulative-effect adjustment to the beginning balance of retained earnings.  Management is currently evaluating the impact of adopting FIN 48 on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement applies whenever other accounting standards require assets or liabilities to be measured at fair value.   SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  Management is currently evaluating the impact of adopting SFAS No. 157 on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159).  SFAS No. 159 permits entities to choose to measure many financial instruments at fair value.  The fair value option may be applied on an instrument by instrument basis, is irrevocable and is applied only to entire instruments and not to portions of instruments.  Most of the provisions of this statement apply only to entities that elect the fair value option.  Management has adopted this standard effective January 1, 2008 and has elected not to measure any of our current eligible financial asset or liabilities at fair value upon adoption; however, management reserves the right to elect to measure future eligible financial assets or liabilities at fair value.

3.           SALE OF MARKETABLE SECURITIES

As part of the APRO acquisition, the Company acquired marketable securities with a market value of $2,666,919 on the date of acquisition.  In October 2007, these securities were sold for $2,636,257, resulting in a realized loss of $30,662.   In addition, in October 2007 the Company fully settled $4,800,000 of repurchase agreements that the Company acquired as part of the APRO acquisition.

4.	MORTGAGE NOTES, BONDS AND CREDIT FACILITIES PAYABLE

 The following summarizes the Company’s debt at December 31, 2007:

                                                                                                                            INTEREST    MATURITY              MONTHLY                PRINCIPAL
PROPERTY                                                                                                                                                                            RATE              DATE                    PAYMENT               AT 12/31/07

Mortgage Notes Payable:

Fox Hollow	6.91%	03/01/11	$41,072	$5,748,740
Highland Park	4.69%	09/01/15	36,263	6,520,023
Hunt’s View Apartments	5.83%	01/01/12	42,384	6,614,009
Misty Springs	5.37%	01/01/13	31,832	7,120,000
Oakwell Farms	6.94%	05/01/09	85,757	11,464,398
The Reserve at Wescott Platation	5.75%	11/01/44	65,635	12,049,734
Tregaron Oaks	5.12%	09/01/15	53,500	12,370,000
Waterman’s Crossing	5.52%	11/01/12	65,867	10,739,818
Jackson Park Place I	5.23%	12/01/12	107,438	19,500,000
Oakhurst Apartments	5.37%	01/01/13	52,577	11,760,000

Total Mortgage Notes Payable
				103,886,722

Bonds Payable:

Arbor Hill (1) (4)	3.68%	12/01/25	79,002	26,150,000
Brentwood Oaks (4)	3.53%	07/15/31	33,939	11,320,000
Coral Point (2)	4.95%	03/01/28	54,214	13,090,000
Covey at Fox Valley (5)	3.55%	10/15/27	34,987	12,410,000
Elliots Crossing (6)	5.38%	04/01/30	37,177	8,300,000
The Exchange at Palm Bay	6.75%	11/01/10	37,517	4,830,996
Greenbriar	7.50%	07/01/29	25,220	3,980,000
The Hunt	7.25%	07/01/29	42,450	6,930,000
Lakes of Northdale (3) (5)	3.52%	05/15/12	28,731	9,610,000

Total Bonds Payable				96,620,996

Subtotal				200,507,718

Secured Credit Facility (7)				84,718,000
Construction Credit Facility for The Reserve at Wescott Phase II (8)				4,667,137

				289,892,855
Plus: Net unrealized depreciation on Mortgage Notes, Bonds and
Credit facilities payable (9)				1,228,377

Mortgage Notes, Bonds and Credit Facilities Payable, at Fair Value				291,121,232

Unsecured Credit Facility (10)				144,500,000

Total Mortgage				$435,621,232

(1)	The bond is also collateralized with Littlestone at Village Green.
(2)	The bond is also collateralized with Jackson Park Place Phase II.
(3)	The bond is also collateralized with Bluff Ridge.
(4)
The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.  The rates are capped at 4.50% and 6.22% through December 2009 and September 2011, respectively.

(5)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.
(6)	The rate is fixed at 5.38% through June, 2011. Thereafter the rate is based on the SIFMA Municipal Swap Index (formerly the BMA Municipal Swap Index).
(7)
The secured credit facility (the “Facility”) in the amount of $84,718,000 is collateralized by Arbors of Dublin, Cornerstone, Morganton Place, The Greenhouse, Village at Cliffdale and Woodberry.  The Facility provides for an interest only monthly payment which is based upon a fixed rate through 2012, after which time it shall include principal to amortize the outstanding balance over a 30 year period and each draw matures on dates ranging from October, 2016 to October, 2017.  The interest rates for each draw vary from 5.44% to 5.68%.   The outstanding amount of the Facility is $84,718,000 at December 31, 2007.  In addition, the Company is fully compliant with certain financial ratios which must be maintained during the life of the Facility.   The Facility may be prepaid with penalty.

(8)
In connection with the construction of The Reserve at Wescott Phase II, APRO entered into a construction credit facility with a bank, in the amount of $6,314,000 with a maturity date of April 11, 2010. The loan provides interest of LIBOR plus 1.65%. The outstanding balance of the loan is $4,667,137 at December 31, 2007.

(9)
This amount is the net of the net unrealized depreciation of the mortgages, bonds and credit facilities for the period of inception to December 31, 2007 and the mark to market adjustment of debt at the time of the APRO acquisition.

(10)
In connection with the acquisition of APRO, the Company entered into an unsecured credit facility (the “Loan”) with a bank, in the amount of $175,000,000 that matures on September 18, 2008, and provides for two extensions to September 18, 2009.  The loan provides for monthly payments of interest only as follows:

Loan to cost, greater than 75%                                                                            2.61% over LIBOR
Loan to cost, greater than 70%, but less than 75%                                          2.24% over LIBOR
Loan to cost, as defined, less than 70%                                                             1.50% over LIBOR

At December 31, 2007, the interest rate on the Loan was based upon LIBOR plus 2.61%.  The outstanding amount of the Loan is $144,500,000 at December 31, 2007.  In addition, the Company is fully compliant with certain financial ratios which must be maintained during the life of the Loan.  The Loan may be prepaid without penalty and requires mandatory repayments from the proceeds of sales.

Scheduled principal payments on mortgage notes, bonds and secured credit facilities are as follows:

2008	$145,760,309
2009	12,307,908
2010	10,232,857
2011	6,622,253
2012	34,875,318
Thereafter	224,594,210
$434,392,855

5.           INTEREST RATE DERIVATIVES

The Company manages and hedges its exposure to interest rate volatility on variable rate mortgage loans through interest rate swap agreements (the “Rate Swaps”).  The Rate Swaps have expiration dates from January 2009 through December 2016 and a total notional value of $61,950,000.  In addition, the Company entered into LIBOR rate cap agreements (the “Rate Caps”) to manage its exposure to increases in LIBOR on its variable rate borrowings.  The Rate Caps have expiration dates from December 2009 through September 2012 with a total notional value of $47,080,000.

The following summarizes the Company’s Rate Swaps and Rate Caps at December 31, 2007:

                                                                                                              Receive/                                                         12/31/07
Type                                                                Maturity                                                            Notional Amount                          Cap Rate                        Pay Rate               Fair Value

Variable to fixed swap	01/15/12	$11,320,000	3.44%	3.44%	$(239,534)
Variable to fixed swap	12/15/16	12,410,000	3.44%	3.69%	(342,648)
Variable to fixed swap	06/25/09	10,910,000	3.44%	3.30%	(91,444)
Variable to fixed swap	02/03/09	8,100,000	3.44%	2.82%	7,302
Fixed to variable swap	07/13/09	6,930,000	7.25%	4.08%	55,044
Fixed to variable swap	07/13/09	3,980,000	7.50%	4.08%	(159,726)
Fixed to variable swap	01/22/09	8,300,000	5.36%	4.08%	10,201
Libor Cap	12/22/09	13,400,000	4.50%	n/a	1,573
Libor Cap	12/22/09	12,750,000	4.50%	n/a	1,497
Libor Cap	09/15/11	11,320,000	6.22%	n/a	2,850
Libor Cap	09/09/12	9,610,000	7.30%	n/a	2,320

		$109,030,000			$(752,565)

The Company is exposed to credit losses from counter party non-performance, but does not anticipate any losses from its agreements. The fair value of the Rate Swaps and Rate Caps is estimated to be ($752,565) as of December 31, 2007, and is reported under accounts payable and accrued expenses in the accompanying Consolidated Statement of Assets, Liabilities and Members’ Equity. The Company received $81,995 of payments from the Rate Swaps and Rate Caps during the period from inception through December 31, 2007, which are included on the accompanying Consolidated Statement of Operations as a reduction of interest expense.  The Company recognized net unrealized depreciation on the Rate Swaps and Rate Caps of $273,560 for the period from inception to December 31, 2007.

6.           FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, interest rate caps and swaps and loans payable.  Cash, cash equivalents, and restricted cash are carried at amounts that approximate fair value.  The interest rate caps and swaps are carried at fair value as described in Note 6.  The fair value of the mortgage notes and bonds payable has been determined by discounting the future payments required under the terms of the notes at rates available to the Company for debt with similar maturities, terms, and underlying collateral as described in Note 5.  The fair value of the unsecured credit facility is approximately $143,600,000 at December 31, 2007.

7.           INSURANCE

The Company’s insurance coverage for general liability, real and personal property, and worker’s compensation is included in umbrella policies with other properties managed by affiliates of the Manager.  The Company retains a portion of the risks related to some of these programs, of which exposure is generally limited to a per incident deductible under the related insurance policy.  Annually, both premiums and an estimate of the self insurance retention under the umbrella policies are allocated to the covered entities based on the insurance rates.  For the period from inception to December 31, 2007, such allocation to the Company amounted to $1,258,423.

8.           MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007.  The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties.

For the period from inception to December 31, 2007, the Company incurred $769,739 of property management fees, which are included in operating expenses in the accompanying Consolidated Statement of Operations.

9.           SUBSEQUENT EVENTS

On January 31, 2008, the Company sold The Ponds at Georgetown and Monticello for$8,275,000 and $6,100,000, respectively, in all cash transactions.

On February 7, 2008, the Company sold Waterman’s Crossing for $29,650,000 in an all cash transaction.  At the time of the closing, the mortgage associated with this property was paid in full.

10.           FINANCIAL HIGHTLIGHTS

The following represents the financial highlights attributable to the Members for the period from inception to December 31, 2007.

Ratios to average net assets: (1)

Net investment income (2)                                 0.96%

Expenses, including interest                            13.27%

Internal rate of return (3)                                                    1.95%

(1)	Average net assets are calculated based upon the average of the beginning and ending net assets of the quarter ending December 31, 2007.
(2)	Net investment income includes income less all expenses other than any realized and unrealized gains and loss.
(3)	Internal rate of return calculated based upon monthly contributions and net assets at December 31, 2007 adjusted for unrealized appreciation of mortgage notes, bonds and credit facilities payable.